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Raging Bull Transcript

Henrik Fisker:

In fact, the car is for other car companies was most people don't know they're not really a known group, but they're very large. They manufacture cars from Mercedes, BMW, Toyota, etc. And they're going to manufacture of Fisker Ocean, and the reason that's so important is because we know that we're going to have a high-quality vehicle. Being able to ramp up in the first year to 50,000 vehicles.

That's something that would be impossible if we would build our own factory. You just can't do it that fast. I mean, you've seen how long it took Tesla to ramp up. So when we announced that we started to get a lot more orders in an, I think Viggo one of this Scandinavian ride hailing company they were waiting to see where you're going to make this car 'cause we need a high high quality car.

So as soon as we made that announcement, we basically got this order and we actually are in talks with a few large European banks. As is pretty common in Europe to buy big fleets of vehicles and give them to your employees. The cars as an incentive. So, I expect that we will close some more free deals in the future. I'm pretty excited about it.

Our car kind of really sits perfectly to beat this type of vehicle because it's affordable. It's a fully electric, got a long range and you know it's got a lot of space in there.

Jeff Bishop:

How’s the pandemic really affected operations this year? You know, for a lot of companies slowed things down a lot. How's how's the production going there?

Henrik Fisker:

So, you know it didn't affect us so far.

Very much because we are uh we are working on a lot on virtual tools, meaning digital surfaces. So, when you for instance create the tools for a vehicle, you first need to create them digitally perfectly and it's a lot of work to do all this engineering. But it's done digitally, which is very cool that we don't actually have to build right now anything physical. So, once you cut the tool and now you start building prototypes, you gotta get into factory. But that's something we start first quarter next year, so hopefully the pandemic is over by then. We are planning to show our fully finished production car in May next year around Los Angeles car show. It's about May next year, so that's where we plan to unveil the final production car. So far we've shown drivable prototype but we’ll show the final production car next year.

Jeff Bishop:

No, uh, Nikola's been in our show a few times. You know they've gotten in heat lately for only having CAD drawings and not having a working prototype. I don't understand why 'cause prototypes don't really have to be working, but what do you make of all the hoopla going around that company? And how do you guys differentiate from what they are and where your company is right now?

Henrik Fisker:

Well, it's definitely, I think, affected us negatively for sure, because just generally, you know, you know there, there's been a lot of sort of negative talk about EV specs and EV startups, etc. But you know when you look back in history, look at Tesla, look at Fisker, Remote Moto originally it's tough to start a car company is not easy and reality as you said, is all car makers are not all, but almost everyone when they put a car to car show like the first time, most of the time these cars don't drive. I think maybe in this case of course it was pushed down a you know a hill or something, but knowledge is that you know these early prototypes don't drive. Now, I don't know all the details behind it, but our prototypes are fully drivable, the ones we have shown, but in the end of the day, you know for us we are very different yet as a company because first of all I design all my cars personally and you know we do our own design work, both extra and interior. We have a software group we have sitting on Silicon Valley doing all the software and then we have an engineering group here in Manhattan Beach moving into an amazing HQ here, so and then of course we have a whole sales model everything that you know we have. We're making passenger cars so it's a little different. I think when you're making trucks, there's other requirements for that, but I you know in the end of the day, we're marching forward, hitting our milestones, developing our vehicles. I think everybody is aware that is invested in us

Henrik Fisker:

I mean our vehicles. I think everybody is aware that is invested in us, that you know we are two more than two years after delivering a vehicle. But that's also why you know you know that you're getting into something very early on, and that's something you're going to be willing to sort of have that patience. You know, this is a long term thing to build a car company, you don't do it in six months. Just take several years.

Hitha Herzog:

Henrik, the you know the last time we spoke as well we talked about the electrical vehicle market and how many electrical vehicle companies are popping up to your point. When it comes to competition, I think when you when investors look at at at Fisker and SPAC they think, well, the direct competition, of course is Neo and Tesla, but really, the amount of electrical vehicle cars that are being sold right now are really from Toyota and Chevrolet. I mean, that's really is what it is you know, has the most market share and electrical vehicles. So, what would you say is your direct competition right now?

Henrik Fisker:

Well, you have a very good point. You know, I would say pretty much all the other startups, they have zero competition to us. I mean there's nobody out there that I have seen that are planning electric SUV starting at under $40,000. Everybody else is making either, you know, very expensive luxury cars was kind of already been done or they're making some other vans etc which really is not a competitor us. So when you then look at the existing market you know there's about 80 million vehicle being produced every year and only a couple of million electric, so the market potential is huge and I don't see the market potential being that I or Fisker is going to go and steal away a customer from an existing electric car because now the market is pretty small. We want to get a customer from somebody who's buying a gasoline SUV. And the reason we made an SUV that looks really cool that is exactly what people would like in that segment is 'cause I want to get a person out of a BMW gasoline SUV or Mercedes gasoline SUV or a Volvo SUV into our vehicle.

And yes, if you happen to get a Tesla guy, or a Nissan guy, or Toyota guy, that's great, but that's not my main market. My main markets are all the gasoline cars driving, you know, driving out there and that's why we have to measure ourselves against the gasoline vehicle. We gotta be better than that. And we are. We are better priced. We have more power, bring more interior space 'cause electric cars have more interior space and we have designed a car specifically to go against those traditional gasoline SUV's for around 40 to $60,000.

Hitha Herzog:

As someone who drives a Volvo SUV, my ears perked up. I, you know, I'm like you're absolutely right. There's a lot of time, money, and effort I'm spending filling up the car, and there was not a lot of room in those cars. FYI, if anyone is in the market for a Volvo SUV, be forewarned, they don't have that much room in the back.

Jeff Bishop:

That's right. I used to have one of those it’s pretty small. I couldn't really fit any kids in that third row back seat. That was ridiculous. I was thinking this weekend that we've definitely seen peak gasoline cars like we're never going to see another gas car company go public. We've probably seen peak production for gasoline vehicles, so that's why I'm so excited about EV right now. Is that that future is so bright?

It's just going to continue to eat market share. The cars you make are beautiful, you design and like you said, they are really beautiful cars. How are you coming in at such a great price compared to bigger, more established, well-funded companies like Toyota and Honda and those companies like that?

Henrik Fisker:

So one thing you know that we have to get our arms around both as investors, as as people, just people looking into this industry. The car industry have lived, or the big car companies had lived of these massive volumes for so long. So anybody, whether any of the big car companies making a car, Toyota or whoever, when they make a gasoline car, they already know they consult 3 four 500,000 of those vehicles, and that's how they get the pricing. Now imagine when that same company makes an electric car - right now, they're probably only forecast.

Henrik Fisker:

In 50,000 vehicles, and because that's all the market share they can get right now. So that means if I as a, you know, outsider comes into this industry and make 100,000 vehicles suddenly, I'm having a high volume vehicle and better pricing. Now what we did to get even better with the volume, we actually went an share the platform with another OEM. So now we have double the volume, which means we can have a lower price than anybody else and with the macro platform we are sharing our platform with another OEM, which is unnamed at this point, and it allows us to get volume from the get go that is higher than even some of the biggest car companies in the world because right now there is no car company that makes over 100,000 electric vehicles of the same model except for Tesla and Nissan. Not even Toyota. There is nobody, and if I'm making 100,000 vehicles a year, I'm already at that level. So and if I'm doing it with somebody else and we're doing 150-200,000 vehicles a year, we might be some of the highest volume electric vehicles in the world. So that's the one side. The other side is, we have an extremely lean business model where we don't pay dealer margins. We go direct something that during COVID has shown to be really, really, you know had amazing success. People order the car over the Internet over the over our website or or now on our app. We have over 8500 orders and reservations. We have over 40,000 people signed up.

So the point is, we are so light and this is traditionally a very very asset heavy, overhead heavy industry, and by being so light we can lower our prices and have a larger profit margin. I think that's where we really set ourselves out on a different level than any other car company, including all the startups.

Hitha Herzog:

Let's talk about profit margins for a second to Henrik. We you know last time again you were in here you were saying that you were on track or you were about to be on track for cash flow positive in the first year of production. It seems like production is getting pushed to 2022 now. Are you still on track for that and speaking of, you know, news that you're making merger is about to happen between Fisker and Spec. What are some of the things that traders should know prior to this merger happening?

Henrik Fisker:

Well, first of all, you know I will I will start, uh, production will always Q 4 2022 we will start some initial production prototypes in the next year already, but first sellable vehicles is Q 4 22 so that hasn't changed and our first full year production because you know 22 is not a full year production.

2023 is our full first full year production and we still expect to be profitable that year. And that's again because we are have a profitable vehicle from the get go. You don't have to wait five years to get volume with our vehicle. We have volume from the get go volume pricing because of Magna we we can scale up quick.

They they scale up in three months for other large OEM's when they build a car. So there we have much less risk and then secondly, because we are sharing the platform with another OEM. Now when it comes to what's happening now, yes we are really excited about getting the merger done this week end of this week and we will be listed on the New York Stock Exchange under FSR.

I mean, right now it's it's still, of course, the Apollo SPAC Spartan SP AQ, so we're pretty excited we we can't really do much. We’re sitting back watching how everything is going. You know that there's just different things that has to happen. Some mechanisms of votes, etc. And it's pretty excited. We obviously raised a very large pipe at 500 million pipe, which is sort of guaranteed money, so that's a little different than if you only have a spec with only the spec money in it, so we are slightly different there. We expect to get close to about a billion dollars in cash, which will take us all the way to production, which is another derisk fund- fundamental derisk in this deal. Most other start.

Henrik Fisker:

Have to go out and raise more money afterwards. For the Fisker Ocean program, we're fully funded, so it's a little different our deal than most other deals.

Jeff Bishop:

Your company is also applying for a government loan right now is that is the company dependent on that? Or what's the status there?

Henrik Fisker:

No, they're not paying/applying for any government loan. Been there. Done that.

Jeff Bishop:

Done, you just all money, that's all yours.

Henrik Fisker:

It’s all private money. No, we don't want any government loans. I think I've done that in the past and I don't think that's a good idea. There's always going to be negative stuff happening around that, so we are fully funded through the SPAQ and and private investments and that's it.

Jeff Bishop:

That's good, it's a great time to raise money in the market so.

Absolutely.

Hitha Herzog:

There's so much you know I know. Jay Clayton was on on on TV the other day talking about Jay Clayton, the chairman of the SEC. And he was saying how they’re you know when companies go public, via SPAQ, you know he's he's, you know, he sort of raises the antenna a little bit because he doesn't think that there's a lot of transparency when it comes to you know, investors getting as much you know the you know the risks available to them or you know what is the information that's out there on the company when it does go public via SPAQ. Even clearly you're merging with, you know with SPAQ, which is you know, which is SPAQ. What are some of the uh what are some of the risks involved? Or you know what are some of the things that investors should know? You know, as this company ends up going public?

Henrik Fisker:

One thing that comes back, he said to what you said about you know there's so many different type of companies out there and and specially in in in this hot EV market you're gonna get a lot of companies, which I think is very thin on on on you know an actual business model and how they're going to make money. So one of the things we have been very transparent is is we have several times announced our order book we have over 8500 reservations. That's why we announced to be go deal with 300 vehicles. We have been very forthcoming with, you know, our filings with the SEC. We have shown our management. You know I have, you know, been this business for 30 years. I mean in the day will your public company private company doing us back?

You're investing into a management team. You're investing into an idea that you either believe in or not. Now was unique in the car industry is it takes three to four years to make a car. There's just no way around it. Whether it’s Toyota, whether it’s Tesla, whatever it is. Now in our case, because we have worked with Magna. By the way, all vehicles already on on the development with Magna for several months. But because we are going in with a big the third largest supply in the world and starting essentially with the floor, if you want like, there's something here when we start. It's almost like building a house, but you've got the foundation laid already. You're going to build that house slightly quicker, and there's slightly more chance, that you are going to finish the house. You know how big the house is gonna be because foundation is there. So think about it that way with Fisker. We got the final foundation already, which is why we're only we're going to come out with the current end of 2022. You know other EV makers if you start from zero, which I've done before, there's a good chance you're going to be late. There's a good chance that you don't really understand what the price of this vehicle will be, what we call the building materials to bomb. There's a good price that you're gonna be label manufacturing if you try and make your own manufacturing plan and you bring a whole bunch of people together who's never build a car, there's gonna be some giant risk. So an investor should really look at, in my view, 3 fundamentals.

1 Development of the vehicle itself. Do they have the experience? Who's their partners?

2 where are they going to manufacture that car? Are they going to go out and build a manufacturing plant in the desert or get some old manufacturing clip? And how have they ever manufactured the car? Well, that's another risk.

Henrik Fisker:

3 How much money do you need to get all the way to production? If you have to go out and raise more money, well then you're gonna get that loaded at one point in time and we don't know if there is a good market out there where you can get money. That's why in our case we raised a billion dollars to make sure we had enough money for the ocean program all the way to production.

And finally, no, but wait.

Just one more thing that I'm troubled this Magna the third world's third largest supplier, is buying a 6% stake in Fisker. So that means we have joined at the hip to get successful. That's another very important point here.

Jeff Bishop:

Yeah, tell me really quick about the details of that. By the way, I wasn't quite sure on their interest, how they're buying or is being given to them the 6%.

Henrik Fisker:

Well, they have to buy some warrants, and of course it's not given just for free because they have to hit certain milestones. So we have three milestones when the shares when their shares vest. That's the number one. Number two we got a huge reduction in the one time platform royalty fee because you have to. They have spent a ton of money developing this platform so we got a big discount there. And then finally we have put some common goals together about as you know, reducing costs upfront costs the development program and also going in and looking at optimizing manufacturing. So if you think about manufacturing a car takes a long time to manufacture. So if we're together with Magna then they're manufactured over 3 million vehicles today, so their experts now if they can manufacture my car for 20 in 20 hours an I pay maybe a 3% profit margin to them.

If another company takes 30 hours and they don't pay any profit margin, well, I still have a cheaper car because they manufacture it much for much lower cost, much higher quality. I mean, think about Apple, Foxconn. You know Foxconn makes most of Apple's products. They make it for the right price. They make it high-quality. That's been a great relationship, and that's really how I see Fisker and Magna like Apple Foxconn.

Jeff Bishop:

Yeah, I'm just gonna say that like people don't realize that Apple doesn't make their own phones. Foxconn makes all them so it seems like having a Magna in your corner gives you a big advantage there. They can make cars on demand almost so you guys are bringing the production and know how to do it, and they're actually producing it, which is a really low margin business you probably don't want to be involved in. So what kind of milestones have to happen between now and Q4 next 2022, before cars are rolling off the line?

Henrik Fisker:

So we have a milestone already on the 15th of November is a major engineering milestone, and we're on the road to achieve that. Then we have a couple of milestones next to you. I mean, that's actually several milestones. One is start building some early prototypes already beginning next year.

2nd is we have a milestone with Magna to, uh, really, go through and have every single part of the car defined. I mean, there's over, you know, 1500 parts in the car and you gotta go through and define every part engineer every part. It’s very boring. All the hinges seating frames, I mean everything in that caused the engineers define and all that and then finally, we're planning as I mentioned, we're starting building into this year 2 fully drivable prototypes of the actual production car that we're going to be showing next year in May. I think that will be a pretty big event when we show them we're also opening our first experience center here in Los Angeles in May next year and then in the next year will open our first experience in in Europe, so we'll put some cars in there, so that's sort of marks the kickoff. I would say it's sort of sales. If you want we can go in and and you know sit in the car. Take a look at the car and and understand the size of it and a lot of people you know. In COVID we see a lot of stuff, but it's hard to really understand the size. Now we're starting to think to miss that we can go and touch something.

So I think this is something where people want to go and see and touch the car, so we're going to make that available next year.

Jeff Bishop:

Right and one more question. We're seeing like the electrification.

Jeff Bishop:

Everything out there so cars of course are huge one because they're the biggest they take in the most oil. So we want to get those off the roads as fast as possible, but there's so many other places where they're being electrified out there in the market. Think of like ETV's and SUV's, I mean SUV's. But RV's and things like that out there. You think there's a market out there for smaller companies and all these spaces like motorcycles even?

Henrik Fisker:

You know, I think that because of electrification, you're going to see old companies disappear and new ones coming up. I mean, we have seen in other industries you saw it in in the phone industry. You've seen it in something like the jeans industry. When I grew up, there was only Levis and Wrangler, and now there's like 100 tons of brands and and, and you know, I don't see Levis and Wrangler anymore, so so I think you're gonna see that shift in the automotive industry where the car companies we grew up with, they might end up just making trucks, or they might disappear. We've already had several brands disappear, period during the last 20 years. You know Oldsmobile Plymouth, all these old brands, and I expect more to disappear and be replaced with new brands because, you know, when whenever Tesla we sell a car, somebody not buying another car, so that's that's going to change an I think it'll be a very exciting industry to watch over the next five years. I think you're gonna be part of the biggest disruption ever in the automotive industry and this is a multi trillion dollar industry. It's very important and whoever wins, wins big and that could you see with Tesla stock price that there's expectations that they're going to be. You know, one of the winners and that's why the stock price where it is. And that's why we have the specs coming out and supporting a car like Fisker because there is people who believe there's room for another couple of winners and that could be eventually a very big win.

Jeff Bishop:

Yeah, it’s exciting time. We're at the really edge of a huge transformation here. So seeing companies like yours take advantage of this, it's pretty exciting to watch first hand.

Hitha Herzog:

And we're certainly seeing that, especially to your point with the GM investment, you know, as as we all read, you know they are moving forward with this investment into Nikola. So you know, regardless of what is happening specifically with that company. The old, seemingly Dinosaur-esque automotive companies are wanting to get in, get their feet into this electrical vehicle innovation, and make sure that they're part of it so you know they certainly don't want to go the way of Oldsmobile or Plymouth, that's for sure. Henrik Fisker.

Thank you so much for being here with us at the Raging Bull bullpen morning show. Jeff Bishop. You guys love having you here.

Jeff Bishop:

Thank you so much. Ether Henrik. Thank you for coming there. It's good to see you again, wait.

Henrik Fisker:

To see, take care guys.